Exhibit 99.1

VASCO Reports Results for Third Quarter and First Nine Months of 2010

Revenue for the third quarter 2010 was $26.3 million, an increase of 19% compared to the third quarter 2009; Operating income for the third quarter 2010 was $2.5 million, an increase of 28% compared to the third quarter 2009. Guidance for full-year 2010 reaffirmed. Financial results for the period ended September 30, 2010 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, October 26, 2010 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the third quarter and nine months ended September 30, 2010.

Revenue for the third quarter of 2010 increased 19% to $26.3 million from $22.1 million in the third quarter of 2009, and for the first nine months of 2010, increased 7% to $75.0 million from $69.8 million for the first nine months of 2009.

Net income for the third quarter of 2010 was $2.2 million, or $0.06 per diluted share, an increase of $0.7 million, or 43%, from $1.5 million, or $0.04 per diluted share, for the third quarter of 2009. Net income for the first nine months of 2010 was $4.2 million, or $0.11 per diluted share, a decrease of $2.9 million, or 41%, from $7.0 million, or $0.18 per diluted share, for the comparable period in 2009.

Other Financial Highlights:

•

Gross profit was $18.5 million and $52.7 million for the third quarter and first nine months of 2010, respectively, and was 71% of revenue for the third quarter and 70% of revenue for the first nine months of 2010. Gross profit was $15.4 million and $48.8 million, both 70% of revenue for the third quarter and the first nine months of 2009, respectively.

•

Operating expenses for the third quarter and first nine months of 2010 were $16.0 million and $47.9 million, respectively, an increase of 19% from $13.4 million reported for the third quarter of 2009 and an increase of 17% from $40.8 million reported for the first nine months of 2009.

Operating expenses for the third quarter and first nine months of 2010 included $0.8 million and $1.9 million, respectively, of expenses related to stock-based incentives. Operating expenses for the third quarter of 2009 included $0.5 million of expenses related to stock-based incentives. For the first nine months of 2009, operating expenses reflected a benefit of $0.8 million related to stock-based incentives, including the reversal in the first quarter of 2009 of $2.0 million of long-term performance-based incentive award reserves that had been accrued at December 31, 2008.

•

Operating income for the third quarter and first nine months of 2010 was $2.5 million and $4.8 million, respectively, an increase of $0.5 million, or 28%, from $2.0 million reported for the third quarter of 2009 and a decrease of $3.2 million, or 40%, from $8.0 million reported for the first nine months of 2009. Operating income, as a percentage of revenue, for the third quarter and first nine months of 2010 was 10% and 6%, respectively, compared to 9% and 12% for the comparable periods in 2009.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.6 million and $7.3 million for the third quarter and first nine months of 2010, respectively, an increase of 7% from $3.3 million reported for the third quarter of 2009 and a decrease of 38% from $11.9 million reported for the first nine months of 2009.

•	Net cash balances at September 30, 2010 totaled $86.4 million compared to $76.0 million and $67.6 million at June 30, 2010 and December 31, 2009, respectively.

Operational and Other Highlights:

•

VASCO won 387 new customers in Q3 2010 (50 new banks and 337 new enterprise security customers). For the first nine months of 2010, VASCO won 1,305 new customers (158 banks and 1,147 enterprise security customers). Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

•

VASCO announces the availability of its multi-one time password (OTP) technology. With its multi-OTP devices, existing customers of traditional authentication solutions will be able to secure additional applications without introducing online transaction signing.

•	VASCO launches DIGIPASS 831, a new edition of its most popular smart card reader now with replaceable batteries, a larger display (25% bigger) and an improved user-interface.

•	VASCO enhances its IDENTIKEY Server to securely access corporate networks using strong authentication through wireless Internet connections.

•	PostFinance, a Swiss financial institution, plans to deploy VASCO’s new DIGIPASS 831 to its existing and new e-banking customers.

•	RM, an international education company, secures its remote access and extranet access for employees and partners with VASCO IDENTIKEY, DIGIPASS for Mobile and DIGIPASS GO 6.

•	Leleux Associated Brokers, an independent Belgian stock broking firm, uses DIGIPASS technology to secure access to its online stock broking application “Leleux On Line.”

•

VASCO partners with Singapore-based distributor Pacific Tech. Pacific Tech is a leading regional Value Added Distributor (VAD) specializing in network unified threat management products and rich media communication systems and solutions.

Guidance for full-year 2010:

VASCO is reaffirming its guidance for the full-year 2010 as follows:

•	Revenue growth of 5% to 10% for the full-year 2010 over full-year 2009, and

•	Operating margin as a percentage of revenue for full-year 2010 is expected to be in the range of 5% to 10%.

“The results for the third quarter of 2010 reflected the continued strengthening of our business from the depressed economic conditions in 2009,” stated T. Kendall Hunt, Chairman & CEO. “Revenues from both the banking and enterprise and application security markets increased substantially over the same periods in 2009. Revenues were also up over the second quarter of 2010 as strength in the banking business offset the declines in third quarter revenues we normally experience due to the seasonality of our business. We have also remained profitable while increasing our aggressive investments in infrastructure that are needed to support future anticipated growth.”

“In the third quarter we saw a significant increase in orders from our banking business. The increase in RFP activity from customers in the banking market that we noted in prior quarters has started to result in firm purchase orders that are expected to ship in the fourth quarter of 2010 and throughout 2011,” said Jan Valcke, VASCO’s President and COO. “We also continue to be encouraged by the progress being made in the enterprise and application security markets. We have increased and plan to continue to increase our investment in sales and marketing and product development to help ensure that we can maintain our leadership position in the global authentication market.”

Cliff Bown, Executive Vice President and CFO added, “During the third quarter of 2010, our cash and working capital balances increased 14% and 10%, respectively, from our balances at June 30, 2010. At September 30, 2010 our net cash balance was $86.4 million and we had $92.3 million of working capital. Days sales outstanding in net accounts receivable at September 30, 2010 decreased to 60 days from 71 days at June 30, 2010.

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, October 26, 2010, at 10:00 a.m. EDT - 15:00h CET. During the conference call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the third quarter and nine months ended September 30, 2010.

To participate in this conference call, please dial one of the following numbers:

USA/Canada: +1 800-747-0367

International: +1 212-231-2937

And mention VASCO to be connected to the conference call.

The conference call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the conference call in order to download and install any necessary software. The recorded version of the conference call will be available on the VASCO website 24 hours a day. The recorded version of the conference call will be available on the VASCO website 24 hours a day for approximately 60 days after the call.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net revenue	$26,301	$22,126	$74,958	$69,759

Cost of goods sold	7,756	6,736	22,288	20,959

Gross profit	18,545	15,390	52,670	48,800

Operating costs:
Sales and marketing	7,473	6,767	23,128	21,860
Research and development	3,344	2,820	9,943	8,281
General and administrative	5,120	3,734	14,467	10,299
Amortization of purchased intangible assets	106	115	329	332

Total operating costs	16,043	13,436	47,867	40,772

Operating income	2,502	1,954	4,803	8,028

Interest income, net	91	73	225	381
Other income (expense), net	457	530	659	1,488

Income before income taxes	3,050	2,557	5,687	9,897
Provision for income taxes	867	1,035	1,535	2,870

Net income	$2,183	$1,522	$4,152	$7,027

Net income per share:
Basic	$0.06	$0.04	$0.11	$0.19
Diluted	$0.06	$0.04	$0.11	$0.18

Weighted average common shares outstanding:
Basic	37,417	37,322	37,411	37,318

Diluted	38,159	38,154	38,216	38,085

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$86,432	$67,601
Accounts receivable, net of allowance for doubtful accounts	17,091	30,400
Inventories	8,036	9,015
Prepaid expenses	1,386	1,588
Foreign sales tax receivable	1,898	1,086
Deferred income taxes	439	563
Other current assets	289	632

Total current assets	115,571	110,885

Property and equipment, net	4,825	5,189
Goodwill, net of accumulated amortization	13,118	13,813
Intangible assets, net of accumulated amortization	1,588	1,797
Other assets, net of accumulated amortization	1,122	1,040

Total assets	$136,224	$132,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,734	4,505
Deferred revenue	6,233	7,188
Accrued wages and payroll taxes	5,115	5,178
Income taxes payable	2,153	3,097
Other accrued expenses	5,055	3,285

Total current liabilities	23,290	23,253

Accrued compensation	1,265	490
Deferred revenue	64	277
Deferred tax liability	216	328

Total liabilities	24,835	24,348

Stockholders’ equity:
Common stock	37	37
Additional paid-in capital	68,510	67,371
Accumulated income	40,870	36,718
Accumulated other comprehensive income	1,972	4,250

Total stockholders’ equity	111,389	108,376

Total liabilities and stockholders’ equity	$136,224	$132,724

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA	$3,573	$3,332	$7,338	$11,869

Interest income, net	91	73	225	381
Provision for income taxes	(867)	(1,035)	(1,535)	(2,870)
Depreciation and amortization	(614)	(848)	(1,876)	(2,353)

Net income	$2,183	$1,522	$4,152	$7,027

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet security applications and transactions. VASCO has positioned itself as global software company for Internet security serving a customer base of over 10,000 companies in more than 100 countries, including more than 1,500 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “mean,” “potential” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com